ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2000-2
$ 318,684,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2001




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2001   7,823,037   1,674,905     151,689    0.63%    8,707,838    3.01%
 Feb-2001   9,802,258   1,623,678     183,101    0.78%   10,524,488    3.75%
 Mar-2001   9,001,722   1,567,987     409,504    1.81%    9,000,550    3.31%
 Apr-2001   9,386,832   1,518,671     740,966    3.39%    9,353,744    3.57%
 May-2001   9,465,170   1,465,479     565,560    2.68%    8,012,443    3.17%
 Jun-2001   9,728,860   1,411,843     621,894    3.07%    7,931,695    3.27%
 Jul-2001   9,070,189   1,356,713     475,301    2.44%    6,969,330    2.99%
 Aug-2001   9,531,745   1,305,315     500,243    2.69%    7,517,178    3.36%
 Sep-2001   8,573,822   1,251,302     375,815    2.10%    6,498,210    3.03%
 Oct-2001   7,546,469   1,202,717     290,273    1.69%    7,240,284    3.50%
 Nov-2001   8,884,145   1,159,954     409,796    2.49%    7,504,554    3.80%
 Dec-2001   7,628,366   1,109,610     279,344    1.77%    7,028,758    3.71%

          ____________ ___________ ___________
  Totals  106,442,615  16,648,176   5,003,485

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.